SI FINANCIAL GROUP, INC. EXPECTS NET OPERATING LOSS FOR THIRD FISCAL QUARTER

Willimantic, Connecticut — October 4, 2012.  SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market:  SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported today that the Company expects to record a net operating loss for the third quarter ranging from $700,000 to $750,000, which will result in net income ranging from $325,000 to $375,000 for the nine months ended September 30, 2012.  The loss for the quarter was the result of an increase in the provision for loan losses, security losses and write-downs of long-lived assets.

The Company anticipates the provision for loan losses will approximate $1.3 million and $2.3 million for the three and nine months ended September 30, 2012, respectively. This will increase the allowance for loan losses to approximately 0.87% of outstanding loans at September 30, 2012 from 0.80% at December 31, 2011.  The increase in the loan loss provision is predominately due to charge-offs totaling $925,000 on two commercial real estate relationships, a higher general valuation allowance primarily associated with commercial loan growth and specific loan loss reserves established for impaired and restructured residential real estate loans.

Over the past year, the Company has sought to restructure nonperforming loans rather than pursue foreclosure or liquidation, believing this approach achieves the best economic outcome for the Company in view of the current economic environment.  Modified payment terms for troubled debt restructurings generally involve interest rate reductions or interest-only payments for a limited time period, or both.  As a result of these actions, troubled debt restructurings are expected to increase to approximately $6.3 million at September 30, 2012, compared to $5.1 million at December 31, 2011.

During the third quarter, the Company realized a loss of $324,000 on the sale of one non-agency mortgage-backed security, which was rated below investment grade.   In addition, other-than-temporary-impairment charges of $83,000 were taken against a different security.

The Company announced the closure of its New London branch office during its fourth quarter.  Write-downs of approximately $410,000 for leasehold improvements and certain equipment related to this branch closure will be recognized during the quarter ended September 30, 2012.   Our valued New London Branch customers will continue to be served by neighboring branch locations.

The Company anticipates that it will release its operating results for the three and nine months ended September 30, 2012 on or around October 24, 2012.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company.  Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut.  Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company.  These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:
Diane Phillips, Executive Assistant/Investor Relations Administrator
Email:  investorrelations@banksi.com
(860) 456-6514